Exhibit 10.3

September 9, 2022

James Gerber

1612 Mt. Abbey Way #202

Ft. Myers, FL 33908

Re: Separation Agreement

Dear James:

This letter sets forth the substance of the separation agreement (the “Agreement”) which IronNet Cybersecurity, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. The Company has accepted your resignation effective September 15, 2022 (the “Separation Date”). You and the Company agree that as of the Separation Date, you will be deemed to have resigned from your roles as an officer of the Company and from any other positions you hold with the Company and/or any of the Company Parties (as defined below). You agree to complete such documentation as may be reasonably requested by the Company to effect your resignation from these positions.

2. Accrued Salary. By the next regular payroll date following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. In accordance with Section 4 of the Employment Agreement between you and the Company dated September 6, 2019, as amended on June 21, 2022 (the “Employment Agreement”), if you execute this Agreement within the twenty-one (21) day consideration period but no earlier than the Separation Date and do not revoke it, and fully comply with your obligations hereunder, the Company will provide you with the following “Severance Benefits”:

(a) The Company will pay you, as severance, the equivalent of six (6) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum in the next payroll cycle following the Effective Date as defined below, provided the Company has received the executed Agreement from you on or before that date.

James Gerber

September 9, 2022

(b) As an additional severance benefit, if you are participating in the Company’s group health insurance plans and you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any applicable state equivalent (“COBRA”), and timely execute and return this Agreement and allow it to become effective, the Company will pay the COBRA premium payments sufficient to continue your group coverage at its current level (including coverage for your eligible dependents, if applicable) until the earlier of: (A) six (6) months following the Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become eligible for health insurance at another employer or through self-employment (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period”). If you elect COBRA coverage and are not eligible for Company payments as described above, you will be responsible to pay the premiums. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA medical premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then provided you remain eligible in accordance with this Section 3(b), in lieu of providing the COBRA medical premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA medical premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period, plus an additional payment such that the net amount retained by you after deduction for all payments required to be made to any federal, state or local authorities equals the amount of the monthly COBRA premium. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA coverage, you must immediately notify the Company within five (5) days of obtaining such coverage, and the Company’s obligation to pay COBRA premiums shall cease.

(c) As described in Section 5 of this Agreement, the Company will also accelerate vesting of certain outstanding restricted stock units (“RSUs”) that are held by you as of the Separation Date and are subject to service-based vesting.

The Company is offering the Severance Benefits to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2023. For purposes of Code Section 409A, your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4. Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the Separation Date. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in other applicable insurance will cease as of the Separation Date.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

James Gerber

September 9, 2022

You have the right to continue your current Health Care Spending Account if you are participating in this program. Enclosed is the information concerning how to continue this benefit. Dependent Care Spending Accounts cannot be continued. Your last full Spending Account payroll deductions will be processed in the September 30, 2022 pay period. Unless you elect to continue your Health Care Spending Account, you will only be eligible to claim expenses that you incurred prior to the Separation Date.

5. RSUs. During your employment with the Company, you were awarded the following restricted stock units (“RSUs”) subject to time-based vesting pursuant to the terms of the Company’s 2014 Stock Incentive Plan or the Company’s 2021 Equity Incentive Plan, respectively (collectively, the “Plans”). The schedule in Exhibit B sets forth the RSUs in effect as of the last day of Employee’s service to the Company. Under the terms of the Plans and the agreements governing the RSUs (the “RSU Documents”), any additional time-based vesting of the RSUs will cease as of the Separation Date. Notwithstanding anything to the contrary in the RSU Documents and any other documents between you and the Company setting forth the terms of the RSUs, if you execute this Agreement, allow it to become effective and fully comply with your obligations under this Agreement, the Company’s Board of Directors will modify and accelerate the vesting of the RSUs (set forth in Exhibit B) to provide that those RSUs that otherwise would have vested based on the original time-based vesting schedule of such RSUs within twelve (12) months after the Separation Date if you had remained in continuous service with the Company shall be considered vested. All other restrictions and provisions of the Plans and RSU Documents, such as lock-up and settlement timing, will remain in effect.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. You acknowledge and agree that you are not eligible for a bonus component of severance benefits because the relevant target milestones applicable to you have not been achieved.

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. Return of Company Property. You acknowledge your confidentiality obligations as set forth in your Employment Agreement. Without limiting the forgoing, by the Separation Date you agree to use reasonable efforts to return (or destroy and certify to such destruction) to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Provided, however, that if the Company determines that any Company property should be retained by you or provided to you in connection

James Gerber

September 9, 2022

with your post-termination cooperation, it will identify that property and either allow you to retain it or provide it to you if it has already been returned. You are to promptly return any such Company property whenever requested to do so by the Company, and in any event, at the conclusion of the matter or matters for which it was provided. Please coordinate return of Company property with George Lamont, CIO. Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon compliance with this Section 8.

9. Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under Sections 6 and 9 of your Employment Agreement, attached to this Agreement as Exhibit A, not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. The Company acknowledges that employment by SimSpace shall not constitute a violation of this Agreement or the Employment Agreement provided that you comply with all other post-termination obligations set forth in this Agreement and the Employment Agreement. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Scott Alridge, Chief Legal Officer, immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11. Cooperation After Termination. If you accept this Agreement, you will receive a lump sum severance payment that is the equivalent of six (6) months’ salary. During the six (6) months following the termination of your employment, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours for up to ten (10) hours per month. If your required cooperation exceeds ten (10) hours per month you will be paid at the rate of $165 per hour for your time. You are a co-defendant with the Company in a lawsuit styled In re IronNet, Inc. Securities Litigation, No. 1:22-cv-004499-RDA-JFA (E.D. Va.). Time spend on the litigation is not compensable under this Section 11.

James Gerber

September 9, 2022

12. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement arising out of or in any way related to your employment with the Company or the termination of that employment, by reason of facts which have occurred on or prior to the date that you sign this Agreement. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1965, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of your employment with the Company Parties, as well as any and all such claims under state contract or tort law (individually a “Claim” and collectively “Claims”). Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification, or liability insurance coverage, you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer of the Company, its parents and subsidiaries. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or

James Gerber

September 9, 2022

proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company, to include your rights under any compensation or employee benefit plan, program or arrangement (including, without limitation, rights under any stock option, stock award or agreements or rights under any pension, deferred compensation or retention plan) provided by the Company Parties where your compensation or benefits are intended to continue or you are to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the Separation Date; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

13. Your Acknowledgments and Affirmations/Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth (8th) day after this Agreement is executed by you.

14. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

James Gerber

September 9, 2022

15. Breach. The parties agree that a material breach of this Agreement by one party excuses the non-breaching party of performance. Further, the parties acknowledge that it may be impossible to assess the damages caused by violation of the terms of Sections 8, 9, and 10 of this Agreement, such that that any threatened or actual material violation or material breach of those Sections of this Agreement will constitute immediate and irreparable injury to the non-breaching party. The parties therefore agree that, in addition to any and all other damages and remedies available to the non-breaching party, that party shall be entitled to an injunction to prevent further violation or breach of this Agreement.

16. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Florida as applied to contracts made and to be performed entirely within Florida.

If this Agreement is acceptable to you, please sign below no earlier than September 15, 2022, and before the date that is twenty-one (21) days after you receive this Agreement and return it to me. The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

[signatures to follow on next page]

James Gerber

September 9, 2022

Sincerely,

IRONNET CYBERSECURITY, INC.	AGREED TO AND ACCEPTED:

By:
Name:	James Gerber
Title:

Exhibit A – Employment Agreement

Exhibit B – RSU Schedule

CONSIDERATION PERIOD

I, James Gerber, understand that I have the right to take at least twenty-one (21) days to consider whether to sign this Agreement, which I received on ___________ __, 2022. If I elect to sign this Agreement before twenty-one (21) days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the twenty-one (21) day consideration period.

AGREED:

Signature

Date

EXHIBIT A

Employment Agreement

EXHIBIT B

RSU Schedule

The table below represent 12 months acceleration of RSUs (Mr. Gerber credited with time-based vesting) listed below as if Gerber had remained an Employee in continuous service with the Company during the period on or after September 15, 2022 and up and through September 15, 2023:

Grant Date	# of Outstanding Unvested Shares as of the Separation Date	# of Additional Shares Vested by Acceleration
December 30, 2018	3,393	3,393
February 10, 2021	8,396	3,358
March 9, 2022	269,063	78,750

Total	280,852	85,501